Exhibit 99.1

MAM Software Reports Fiscal First Quarter Results

Net Income up 36%; Recurring Revenue Reaches 78% of Total Revenue

BARNSLEY, England, November 12, 2015 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its first fiscal quarter ended September 30, 2015, through the filing on November 12, 2015 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months Ended
and per share data)	September 30,
	2015	2014
Revenues	$7,995	$8,207
Gross profit	$4,345	$4,902
Operating expenses	$3,321	$4,090
Operating income	$1,024	$812
Income before provision for income taxes	$1,014	$808
Net income	$830	$609
Earnings per share attributed to common stockholders - basic	$0.06	$0.04
Earnings per share attributed to common stockholders – diluted	$0.06	$0.04
Weighted average shares outstanding – basic	13,394,493	13,636,273
Weighted average shares outstanding – diluted	13,489,780	13,733,963

Michael Jamieson, MAM’s President and Chief Executive Officer commented, “Despite the impact from currency fluctuations, on a constant currency basis, revenue grew by 3%, while simultaneously we continue to invest in product development and sales and marketing to transition to a cloud-based business model. In the U.S., an important growth market for us, we grew by 6% over the first quarter of last year. Recurring revenue increased to 78% of total revenue supported by continued positive, upwards trends in our SaaS and DaaS offerings. Our SaaS revenue grew 42% year-over-year and 9% sequentially. Taking everything into account, we are pleased with the progress made during the quarter and the overall direction in which we are headed.”

First Quarter Highlights:

●	Revenues were $8.0 million versus $8.2 million for the same period last year. On a constant currency basis, revenues were up 3% over the same period last year.

●	Recurring revenues were 78% of total revenues compared to 73% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenue increased 42% year-over-year and 9% sequentially.

●	Operating income improved to $1.0 million, or 12.8% of revenues, versus $812,000, or 9.9% of revenues, for the same period last year.

●	Adjusted EBITDA* improved to $1.22 million, or 15.9% of revenues, versus $1.19 million, or 14.5% of revenues, for the same period last year.

●	Net income increased 36% as compared to the same period last year.

First Quarter Financial Results:

Revenue was $8.0 million for the quarter ended September 30, 2015 versus $8.2 million for the same period last year, a decrease of $212,000 or 3%.

●	On a constant currency basis, revenue was up 3% over the same period last year.

●	Recurring revenue for the quarter was $6.3 million, or 78% of total revenue, an increase of $296,000 or 5%, over $6.0 million, or 73% of total revenue for the first quarter last year. Sequentially, recurring revenue increased $260,000, or 4%, compared to $6.0 million in the fiscal fourth quarter of 2015. The increase was due to the transition to Software as a Service (SaaS) model.

o	Total Software as a Service (SaaS) revenue for the quarter was $1.5 million, an increase of $457,000, or 42%, year-over-year and an increase of $123,000, or 9%, sequentially when compared to the fiscal fourth quarter of 2015. The increase in the SAAS revenue was primarily attributable to a 27% increase in Autowork Online (SaaS) revenue for the quarter to $985,000, and a 79% increase in Autopart Online (SaaS) revenue for the quarter to $552,000.

o	Total Data as a Service (DaaS) revenue for the quarter was $2.5 million, an increase of $34,000, or 1%, year over year and $121,000, or 5%, sequentially when compared to the fiscal fourth quarter of 2015.

Gross profit for the quarter was $4.3 million, or 54% of total revenues, a decrease of $557,000 compared to $4.9 million, or 60% of total revenues, for the same period last year. The decrease in gross profit margins was primarily the result of an increase in lower margin equipment sales in the first quarter of 2016 and higher margin special project revenue in the first quarter of last year.

Operating expenses for the quarter decreased by $769,000 to $3.3 million, a decrease of 19% as compared to the $4.1 million for the same period last year. The decrease was primarily the result of an increase in the capitalization of payroll costs of engineering personnel, adjustments to the management incentive plan, realignment of the U.S. management structure in 2015, and strategic goal incentives in the first quarter of last year.

Operating income for the quarter of 2016 increased by $212,000, or 26%, to $1.0 million, as compared to $812,000, for the same period last year.

Net income for the quarter increased by $221,000, or 36%, to $830,000, or $0.06 per share for basic and diluted earnings per share, compared to net income of $609,000, or $0.04 per share for basic and diluted earnings per share, for the same period last year.

Balance Sheet and Other Financial Highlights:

●	The Company finished the quarter with $5.8 million in cash after capital expenditures and capitalized software development costs of $647,000.

●	The Company had no debt outstanding at September 30, 2015.

●	Stockholders' equity increased $157,000 for the quarter, or 1%, to $18.6 million, as the Company repurchased approximately 30,000 of treasury shares.

●	The nonrecurring backlog, including perpetual, professional services and hardware, was $2.1 million, with more than half of this business expected to be fulfilled during the next six months.

As previously disclosed, the Company discontinued its stock buyback program on October 30, 2015. As of September 30, 2015, MAM had 14.3 million shares of common stock outstanding.

“Affecting the leveraged recapitalization of our balance sheet subsequent to quarter end through the recently announced tender offer underscores our commitment to returning value to our shareholders while also affirming our optimism for the future of our business,” added Brian H. Callahan, MAM’s Executive Vice President and Chief Financial Officer. “The current interest rate environment and our stock’s recent market valuation combined with our strong business model and the successful execution of our strategic plans enable ongoing investment in our business and the delivery of meaningful returns to our shareholders. Our efforts to maintain revenue growth and a consistent level of profitability place us in a position to repurchase our shares and maintain the financial resources necessary to further grow our business.”

“Going forward, our growth strategies remain unchanged,” added Callahan. “We will continue to balance our investments in the business with opportunities to return value to our shareholders. Our expectations for adjusted EBITDA in the range of $5.8 million to $6.0 million for fiscal 2016 also remain unchanged.”

Conference Call Information

The Company has scheduled a conference call for Friday, November 13, 2015, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

United States: 888-438-5519
UK/international: 719-325-2402
U.K.toll free: 0 800 404 7655

A replay will be available until November 27, 2015 by calling 877-870-5176 (United States) or 1-858-384-5517 (UK/international). Please use pin number 5663481 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2015 (Unaudited)	June 30, 2015

ASSETS
Current Assets
Cash and cash equivalents	$5,824	$6,793
Accounts receivable, net of allowance of $232 and $221	3,984	4,243
Inventories	188	185
Prepaid expenses and other current assets	1,238	1,722
Total Current Assets	11,234	12,943

Property and Equipment, Net	667	732

Other Assets
Goodwill	9,166	9,202
Amortizable intangible assets, net	963	-
Software development costs, net	3,540	3,010
Other long-term assets	45	34
TOTAL ASSETS	$25,615	$25,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,157	$1,978
Accrued expenses and other liabilities	1,866	2,624
Payroll and other taxes	1,055	747
Current portion of deferred revenue	738	719
Sales tax payable	809	850
Income tax payable	325	356
Total Current Liabilities	5,950	7,274

Long-Term Liabilities
Deferred revenue, net of current portion	46	52
Deferred income taxes	259	58
Other	806	140
Total Liabilities	7,061	7,524
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,049,612 shares issued and 14,259,824 shares outstanding at September 30, 2015 and 15,027,057 shares issued and 14,266,964 shares outstanding at June 30, 2015	2	2
Additional paid-in capital	31,279	31,186
Accumulated other comprehensive loss	(1,846)	(1,241)
Accumulated deficit	(8,507)	(9,337)
Treasury stock at cost, 789,788 shares at September 30, 2015 and 760,093 shares at June 30, 2015	(2,374)	(2,213)
Total Stockholders' Equity	18,554	18,397
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,615	$25,921

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30, 2015	For the Three Months Ended September 30, 2014
Revenues	$7,995	$8,207
Cost of revenues	3,650	3,305
Gross Profit	4,345	4,902

Operating Expenses
Research and development	830	1,023
Sales and marketing	1,071	1,160
General and administrative	1,267	1,681
Depreciation and amortization	153	226
Total Operating Expenses	3,321	4,090

Operating Income	1,024	812

Other Income (Expense)
Interest expense	(10)	(4)
Total other income (expense), net	(10)	(4)

Income before provision for income taxes	1,014	808

Provision for income taxes	184	199

Net income	$830	$609

Earnings per share attributed to common stockholders:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04
Weighted average shares outstanding:
Basic	13,394,493	13,636,273
Diluted	13,489,780	13,733,963

Net Income	$830	$609

Foreign currency translation loss	(605)	(655)

Total Comprehensive Income (Loss)	$225	$(46)

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$830	$609
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	34	40
Depreciation and amortization	153	226
Deferred income taxes	(1)	(13)
Stock based compensation	41	148
Changes in assets and liabilities:
Accounts receivable	354	(955)
Inventories	(9)	45
Prepaid expenses and other assets	458	175
Accounts payable	(795)	21
Payroll and other taxes payable	325	505
Deferred revenues	(36)	246
Accrued expenses and other liabilities	(693)	(909)
Sales taxes payable	(48)	80
Net cash provided by operating activities	613	218
Cash flows from investing activities:
Purchase of property and equipment	(14)	(262)
Business acquisition, net of cash acquired	(453)	-
Capitalized software development costs	(633)	(231)
Net cash used in investing activities	(1,100)	(493)

Cash flows from financing activities:
Repurchase of common stock for treasury	(161)	(17)
Net cash used in financing activities	(161)	(17)
Effect of exchange rate changes	(321)	(344)
Net change in cash and cash equivalents	(969)	(636)
Cash and cash equivalents at beginning of period	6,793	7,008
Cash and cash equivalents at end of period	$5,824	$6,372

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted EBITDA*
(Non-GAAP) (unaudited)

	For the Three Months Ended September 30,		Trailing Twelve Months Ended September 30,
(in thousands)	2015	2014	2015

Net Income (GAAP)	$830	$609	$3,226
Interest Expense	10	4	19
Taxes	184	199	807
Depreciation and amortization	153	226	526
Non-cash stock based compensation	41	148	368
Adjusted EBITDA (Non-GAAP)	$1,218	$1,186	$4,946